Exhibit 99.5

Town Hall

June 15, 2023

Corporate Speakers:

•	Andy Hendricks; Patterson-UTI Energy; President and Chief Executive Officer

PRESENTATION

Operator: Please stand by. Your program is about to begin. Good day everyone. And welcome to the Patterson-UTI Employee Town Hall to discuss the merger of equals with NextTier Oilfield Solutions. All lines have been placed on mute to prevent any background noise. (Operator Instructions). I would now like to turn the call over to Andy Hendricks. Sir, you may begin the call.

Andy Hendricks: Hi, thank you, [Brittany]. Welcome to our conversation this afternoon. We had a big announcement this morning. Patterson-UTI Energy and NextTier Oilfield Solutions have signed agreement that we will merge together as equals.

And so this afternoon I wanted to take the time to talk to everybody at Patterson-UTI to explain what this is, why it’s interesting for us and what does it mean. So, if you can see the slides on the screen, we’re going to work through some presentation material to give everybody a little bit more information. On the agenda, we’ll talk about why NextTier, we’ll talk about Patterson-UTI and NextTier and what the combination can look like. And then what’s going to happen next.

Okay. The first thing I’d like to talk to you about is the energy investment landscape. Patterson-UTI is a publicly traded company and we have a duty to shareholders to try to make ourselves as an attractive investment as possible.

We do different things to try to do that. Lately we’ve been taking the profits from the company and returning that to shareholders through payments and dividends, through shareholder buy backs.

And what I want to explain is what the landscape looks like of investable companies in energy. So for those of you who have been with the company for awhile, if you’ll remember back in 2013, 2014 when we used to work over 200 drilling rigs at that time, we had what we call a market cap valuation of over $5 billion and we were a very interesting company.

This chart shows you where we are with the red arrow. But back in 2014, 2015; instead of being a little over $2 billion we were a little over $5 billion and we were a lot further to the left on that chart. Now since that time there’s other companies that have formed. There’s mergers that have happened that have created other entities, which are larger than us and kind of have pushed us over to the right.

So if you’re an investor in the energy space, typically you would look at a chart like this and you probably start with the bigger companies and then work your way down the list to maybe some of the smaller companies.

But we’ve been pushed farther down the list and to the right over the years with all the changes in what’s happening in U.S. and onshore space. I’ll give you an example. So we used to be bigger than Rowan Drilling, offshore driller. We used to be bigger than Ensco Drilling, an offshore driller. Well, both those companies went through bankruptcy and merged and now their combination is bigger than us.

Another company that’s bigger than us now is a company called ChampionX. ChampionX didn’t even exist back in 2013 or ’14 in the past. It’s a merger of several different companies that have come together and now they’re a fairly large company.

So this merger allows us, when we merge with NextTier and when we close this, we’ll have what we call an enterprise value of over $5 billion and we’ll have a market cap that’s approaching $5 billion. And we’ll become an entity that is much more interesting to investors.

So who are we today at Patterson-UTI? We’re headquartered in Houston. We have approximately 6,500 employees. You all know we work in all the major basins in drilling across the U.S. as well as Colombia.

At Universal Pressure Pumping we have 12 active spreads. We work up in the northeast where the company has a great history as well as across Texas, Delaware, Permian, and South Texas and occasional Midcon where our company has a great history in these regions as well.

That’s who we are today. So how does that compare to NextTier? So NextTier is also a company that’s based in Houston. They have about 4,300 employees. Their market cap is about $2 billion. Our market cap is about 2.2. We’re a little bit bigger than they are.

They are heavily weighted to completions. They’re a large hydraulic fracturing organization that also has [water line], they have a cementing business, they have what they call power solutions where they’ve hired people and they’ve built an a business organically from the inside out where they can — they’ve developed the technology for blending natural gas at the well site to power engines that need natural gas for duel fuel or others.

So they do that. They do some reservoir engineering and they’ve got some very interesting advanced data systems for fracturing and completions. They’re in all the major basins across the U.S. You know they are a combination of a number of different companies over the years, including Keen, C&J and Alamo and Rockpile.

So, they’ve grown very large over the years with their acquisitions and putting companies together and that’s where they are today.

So, if you look at what happens in North America when we put these two companies together, and this chart shows you the revenues of the two companies. NextTier is actually — has a greater revenue on an annual basis than we do, and these revenues are calculated based on what the companies filed for Q1 of 2023 on an annualized basis.

In other words, these are the public numbers for the first quarter of 23 times four as if it was a full year. So NextTier would actually earn $3.7 billion. That’s a larger revenue stream than Patterson-UTI at 3.1, but when you combine the two together you get $6.9 billion of annualized revenue, which puts us right at the same level as Schlumberger in North America and just behind Haliburton, bigger than Liberty, bigger than Baker Hughes.

Now what does that mean in hydraulic fracturing because they’re a large hydraulic fracturing company. We have a hydraulic fractioning at and universal as well. So, we have 12 spreads running with almost 1.2 million horsepower. They have 33 spreads active at 2.1 million horsepower.

Now according to the data sources that we have, when you put those two together, we become the number two largest hydraulic fracturing business in the country with 45 spreads working and around 3.3 million horsepower, so just behind Haliburton but ahead of ProFrac and ahead of Liberty.

So why NexTier? We’ve watched the company for several years as they’ve gone through their mergers, their acquisitions, their integrations and what they’ve created over there. They’re no stranger to us. They’re in Houston. They’re one of the top four pressure pumpers that Universal competes against, so we know them well from a lot of different angles.

They have a unique integrated platform of services. So, they’re a hydraulic fracturing company that also has wire line, that also has logistics with their own trucks. They can move their own sand. They can move their own equipment. They have their own power systems where they’re integrating and combining compressed natural gas with pipeline gas at the well side, and they have data systems to support all this. And so, they’re very well integrated across completions platform.

They have a very complimentary geographic footprint with assets up in the north as well Montana, North Dakota, and also Wyoming and Colorado, so they expand our footprint in hydraulic fracturing.

Their strong financial foundation aligns with Patterson-UTI. They have a strong balance sheet. What that means is they actually don’t have very much debt. On a net debt ratio, they have lower debt than Patterson-UTI debts. And so, putting the two companies together makes a very strong company with a strong balance sheet and very little debt.

It’s an opportunity to move our businesses forward to serve new and existing customers. And then last but not least, as I was explaining in the beginning, this allows us to drive growth and create value for all of our stakeholders, including investors.

So, what does the combination look like? For us, that means a total of 184 drilling rigs. 172 are super-spec drilling rigs. That would mean 3.3 million hydraulic horsepower. Nearly two-thirds of the total frac equipment would be dual fuel, and it would make us one of the leading providers of drilling and completion services, also services that can use a low-carbon footprint and a low-carbon fuel source.

So at Patterson-UTI, we have our [PTEN+] data systems for data analytics. We’re all very proud of what we can do there on the seventh floor of our building here and the data that can send out to the people in the fields who need it when they need it.

NexTier has what they call their NexHub, and we see these as two very complimentary systems. Not that we’ll necessary combine them into one, but two systems like this that are complimentary that can also share data and information between each other will become very powerful.

With what do on the drilling side as well as pressure pumping and in directional drilling and in combining the breadth of what they have across hydraulic fracturing, wireline, et cetera, that makes for a very powerful data analytic system that can help us serve our customers even better.

So, this gives us an enhanced leadership position in low-carbon solutions. Somewhere around two-thirds of the total frac horsepower will be capable of dual-fuel use, including, you know, natural gas as a primary fuel.

At Patterson-UTI, you’ve all had this leadership position in what you do, whether it’s in contract drilling or hydraulic fracturing and low-carbon solutions, and this expands the breadth of that across multiple geographies and in size across the U.S.

I don’t need to go through all these bullets here. If – everybody in the various companies knows the expertise that we have in these systems and it’s an exciting way to just expand that. And for investors that’s important. Investors want to know what are we doing to reduce emissions where we can. And we will continue to invest in engines that have lower emissions.

Both companies have a very strong culture when it – when it’s about people. We’re both very people focused. We have commitments to safety, formalized leadership training, performance management and development programs. We’re both promoting diversity and inclusion. And we’re focusing on recruitment in the local communities where we operate.

Both companies have a number of initiatives to support the people and the employees in the companies. Very similar cultures.

So, what comes next? Patterson-UTI will be the name of our corporation going forward, no change there. We will combine Universal and NexTier completions and we’ll call that NexTier Completions. The company will be headquartered in Houston. The expected timeline to close all this merger will be sometime in the fourth quarter of 2023, subject to shareholder and regulatory approvals.

I’ll continue to be the CEO of the company. And, in general, it’s business as usual. So, what we’d ask everybody on the call is just stay focused on what we do. We’re going to continue to operate as two different companies. We’re not going to talk to each other about what we do. We were going to stay competitive until this closing comes in the fourth quarter of 2023. And we just need to stay focused on what we do to deliver value to our customers. And you guys are all great at that.

So, the principal goal of integration is, again, to keep the business continuity and commercial success of both Patterson-UTI and NexTier. We want to keep everything running seamlessly, ensuring a smooth experience for our customers. And we want to deliver on our commitment of accelerated profitable growth over the next few years. So with that, I’m going to open it up to any questions.

QUESTIONS AND ANSWERS

Andy Hendricks:We don’t have a lot of questions. I’m sure there’s more out there. But one of the first ones that come – has come up is, will we continue to use our headquarters that we have today?

I think that’s going to be subject to the integration process to find out. We’ll work through that at a later date. We are going to form an integration team to look at everything we do and find out the best solutions for the company.

We’re actually going to bring in some independent consultants to help us look at things as well and help us find the right solutions as we work through the integration, and deciding on the headquarters will be part of that as well.

The next question that’s coming in is about operational synergy. And this one’s quite exciting. So, what kind of operational synergies are we going to have? Well in the combination of universal and NextTier, our ambition is to try to use NextTier’s [waterline] on all the universal [frack] spreads.

On the universal [frack] spreads that are operating with natural gas and [duel fuels], the ambition is to try to get NextTier’s power solutions on location where we can blend C&G and pipeline gas where available. Currently we leave that up to the operator to do that for us.

There’s also the opportunity to potentially do that on some of the drilling rigs that we operate on as well. So there’s a — there’s a number of opportunities there where we can enhance the service for our customers and improve our own efficiencies and operations.

We’ve got a question on what will new technology look like in terms of pressure pumping equipment. So if universal, you guys are looking at a number of things in new technology, and we need to keep doing that. We’re still our own company, we’re still working as if we are our own company, and there’s no change to that today.

So initiatives you have, whether it’s in turbine [direct drives] or in testing electric [frack], which I know you’re working on, we want to keep that up. Those are initiatives that you guys have launched, they’re going to bring long term value to the company, and we want to keep going on those technology plans.

One of the questions is will [Great Plains] go under NextTier completions? [No, Great Plains] will continue as you are reporting [as you are], with no change to what you do. And I’ll reiterate that for those that we’ve talked to, it’s the same for [contract drilling], our drilling company, it’s the same for [MS Directional], same for [Superior QC].

There’s a question on what do we do with our profits at the company and how do we reinvest those. So every year we look at the budget and every quarter we look at our performance against the budget to see how our profits are doing and what kind of cash we’re producing as a company.

We reinvest that to buy capital equipment for the company. We also continue to invest in technology, and that happens in a couple of different ways. So we have what we call a CapEx budget every year. Right now our CapEx budget this year’s running around $500 million, so we’re spending $500 million buying new equipment in the field. Some of that is new technology, some of that is maintenance on existing equipment, some of that is drill pipe as it wears out.

And then on the technology front, we employ a lot of people working on technology, whether you’re in an engineering group or you’re working on data analytics, or various other things, and we’re certainly going to continue those efforts.

How does the merger change our international presence? Well in this case it doesn’t. Our international presence is today is where we operate contract drilling in Colombia with a possibility to maybe put a rig in Ecuador as well. But with the merger of NexTier, NexTier is just focused on the US, and it broadens our footprint just across the US, but not change to what we do internationally.

So when will the Universal employees know what the future looks like? Well that will be after closing. And so after closing, we’ll have an integration team formed and we’ll work to try to figure out how the combination of the two businesses is going to look. But for roughly 80% of the people that are in our company and work in the field, I don’t see any real change. People that do things in the field, that’s likely to grow in activity.

We’re going through a little bit of a soft spot right now in terms of activity where we’ve seen a slow down on the drilling rigs, some extra space, white space on the calendar on pressure pumping, a little bit of slow down in directional drilling.

But we have two things that are happening in our favor right now looking forward towards the end of this year and into early next year. One is that in terms of oil prices, we see OPEC continuing to try to step in and put a bit of a floor on oil prices so they don’t go too low, so we should see relatively steady activity in the oil basins. But then on natural gas, that’s the area where we’ve seen the bigger slow down this year from the beginning of the year because natural price – natural gas prices have come down.

If you look at the forward strip on natural gas futures in December, it’s already at $3.40, which is above profitability mark for a number of our ENP customers. So if the natural gas strip continues to trade in that range, I expect that we’ll be increasing activity towards the end of this year and going into next year.

There’s a question on are we going to be sharing any facilities. Well today it’s business as usual, and there’s no plan to change what we’re doing today. Once we get to close on the merger in the fourth quarter, then again, this gets back to the study that we’ll do as an integration team to find out what makes the most sense and is the most efficient for the company.

As expected, there’s a number of questions coming in related to jobs and compensation and things like that and what’s going to change, and today it’s too early to tell. Again, we’ll work through those kind of things after we get to closing in the fourth quarter. But as a mentioned, my anticipation is that for people working in the field today, it’s very likely an activity increase just based on the natural gas futures prices potentially moving up at the end of the year. And if natural gas does that, then I expect that we’ll be probably almost as busy as we were back in January sometime in early of ’24.

There’s a question on culture and how important it – will it be to use the culture that we have today as we integrate with NexTier?

I think what you’ll find is that we both have similar cultures. There may be some slight differences. But we will take the time after closing to try to understand more about the cultures of both companies, as we begin to integrate things together.

In a large merger like this, and this is a large merger, we’re talking about coming together and being at around 10,000 when we’re done, it is important for us to understand the cultures of both companies and how things are going to fit together and how we’re going to work together.

And the intended is try to take the best workflows, the best processes as we start to combine things and integrate things. How do we think our customers are going to view this?

Well, we’ve already heard from at least three of our very large customers and they see it very positive. I’ll give you a quote from one of the CEOs and one of our large customers. They said, “A strong Patterson-UTI is good for us. And what they see in this combination is the creation of a strong company that has very little debt, that can be resilient through the downturns and support them no matter what.” So, the initial reaction from the customers that we’ve spoken to so far, and these are three of our largest as of this morning, is they’re very positive about the merger.

Do we have a timeline for the integration of the basins between Universal and NexTier? Well first, we get to close, and as I mentioned, the integration team will start to look at that. But I would expect you’ll see integrations in the basins within the first nine months after close, in terms of trying to have everybody working together in the various basins. But these things take time.

And we’re not going to rush too fast. We’re going to find the right balance. We’re not going to take too long. But we don’t want to go too fast either. There’s a lot of respect from both sides in terms of the best practices. And as we work on these things, we’ll try to make sure that we’re taking lessons learned from both sides when we put things together.

So, what’s the message to the customers where we have committed work? The message is, today it’s business as usual. And we’re here to support you. And even post-merger, we’re here to support you. If there’s a crew working for a customer in the field today, that crew’s very likely to continue working for that same customer going forward, even post-merger. So, I don’t see any real change there for a lot of you, especially when it comes to servicing particular customers in the field.

Does NexTier have a similar career development plan as Patterson-UTI? And there are some similarities. Where we’ve been investing in our employees in training when you come in and as you advance in your career and leadership training, we’ve seen NexTier doing the same. But again, this gets back to us as we put things together. It’s not just taking one group’s approach or another group’s approach, but it’s trying to take the best from both sides and put them together in the merger.

So how does the pending merger impact hiring? No change. For us it’s business as usual. There’s job openings today. We still need to work to fill those job postings and we’re going to continue to run our business as if it’s standalone until that changes. And then once we get post merger, we’ll evaluate what we need at that point as well but I would say based on what we discussed earlier there’s going to be continuing hiring at that point too, if activity grows based on what future commodity prices could look like.

So there’s a question, will [PTEN] contain more control? Well, this is a merger of equals but at the same time I’ll still be president and CEO. We will merge the companies together, we will be one company when it’s done.

At the board level we’re going to merge the boards but it’s going to be six people from the Patterson-UTI board combining with five people from the NextTier board, for a total of 11 on the board.

Will we have an agreement not to hire from each other? We have to keep working as separate companies. We can’t have any agreements between each other. We won’t talk to each other about business particulars and so we have to stay independent in everything we do going forward until we actually get to the closer of the merger.

Well, I want to thank everybody for your time today. We’re really excited about the potential that this brings. It’s going to make us a formable presence in North America. It’s going to make us a very interesting investment for our shareholders. And I want to thank everybody for what you do for the company and we look forward to going forward with this and thank you for your time today. [Brittany], I’ll hand it back to you. Thank you.